Exhibit C

Final Version

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of November 6, 2017, by and among (i) Cyren Ltd., an Israeli corporation (the “Company”), (ii) WP XII Investments B.V., a private limited liability company organized under the laws of the Netherlands (“Warburg”), and (iii) each other Person who executes a joinder in the form of Exhibit A hereto (together with Warburg, collectively, the “Investors”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Definitions.

(a) “Affiliate” (and words of similar import) has the meaning set forth in Rule 405 promulgated under the Securities Act.

(b) “Company” has the meaning set forth in the preamble hereto.

(c) “Company Notice” has the meaning set forth in Section 2(a).

(d) “Convertible Notes” means the $6,300,000 aggregate principal amount of convertible notes issued by the Company on March 27, 2017.

(e) “Custody Agreement and Power of Attorney” has the meaning set forth in Section 3(f).

(f) “Demand Registrations” has the meaning set forth in Section 2(a).

(g) “Demand Request” has the meaning set forth in Section 2(a).

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(i) “FINRA” means the Financial Industry Regulatory Authority.

(j) “Long-Form Registrations” has the meaning set forth in Section 2(a).

(k) “Marketed Underwritten Shelf Offering” means any underwritten Shelf Offering that involves a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period of at least 48 hours.

(l) “Ordinary Shares” means, collectively, the Company’s ordinary shares, nominal value NIS 0.15 per share.

(m) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a bank, a trust company, a land trust, a business trust, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization, whether or not it is a legal entity.

(n) “Piggyback Registration” has the meaning set forth in Section 3(a).

(o) “Public Offering” means an underwritten public offering and sale of equity securities of the Company or any of its Subsidiaries pursuant to an effective Registration Statement under the Securities Act; provided, that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a Registration Statement on Form S-4 or Form F-4, as applicable, or an employee benefit plan pursuant to a Registration Statement on Form S-8 or any similar form.

(p) “Public Sale” means a Public Offering or a Rule 144 Sale.

(q) “Registrable Securities” means (i) any Ordinary Shares held by an Investor, (ii) all equity securities issued or issuable directly or indirectly with respect to any Ordinary Shares owned by an Investor by way of a stock dividend or stock split, conversion or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization or any other similar transaction and (iii) any other Ordinary Shares held by Persons holding securities described in clauses (i) and (ii) above. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to a Public Sale or (ii) all of an Investor’s securities may be resold without restriction on manner of sale or volume within one three-month period pursuant to Rule 144, provided that any such securities that cease to be Registrable Securities under this clause (ii) will again be deemed Registrable Securities if a subsequent decrease in trading volume results in the holder thereof not being able to sell such securities during such period without restriction as to volume or manner of sale pursuant to Rule 144.

(r) “Registration Expenses” means all fees and expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, (i) all registration and filing fees (including, without limitation, (A) fees with respect to filings required to be made with the SEC and FINRA in connection with an underwritten offering, and (B) fees and expenses of compliance with state securities or “blue sky” laws); (ii) printing, messenger, telephone and delivery expenses; (iii) fees and disbursements of counsel for the Company; (iv) the reasonable fees and disbursements of one (1) counsel for the holders of Registrable Securities (the “Investor Counsel”) not to exceed $50,000 per registration or offering, as applicable, which counsel shall be chosen by the holders of a majority of the Registrable Securities; (v) fees and disbursements of all independent certified public accountants retained by the Company; (vi) underwriters’ fees and expenses (excluding Selling Expenses); (vii) Securities Act liability insurance, if the Company so desires such insurance; (viii) internal expenses of the Company; (ix) the expense of any annual audit or quarterly review; (x) the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange; and (xi) all expenses related to the “road-show” for any underwritten offering, including all travel, meals and lodging.

(s) “Registration Statement” means any registration statement of the Company which covers any Registrable Securities, including the prospectus contained therein, any prospectus supplement, all exhibits and supplements thereto and all material incorporated by reference therein.

(t) “Rule 144” means Rule 144 under the Securities Act (or any similar rule then in force).

(u) “Rule 144 Sale” means a sale of securities to the public through a broker, dealer or market-maker pursuant to all of the applicable provisions of Rule 144.

(v) “SEC” means the Securities and Exchange Commission.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Selling Expenses” means any discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the offer and distribution of the Registrable Securities.

(y) “Shareholder” means, at any applicable time, a holder of Registrable Securities.

(z) “Shelf Registration Statement” has the meaning set forth in Section 2(b).

(aa) “Short-Form Registrations” has the meaning set forth in Section 2(a).

(bb) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, manager or a general partner of such limited liability company, partnership, association or other business entity.

(cc) “Warburg Majority Holders” has the meaning set forth in Section 2(a).

(dd) “Warburg Registrable Securities” means any Registrable Securities held by, acquired by, or issued or issuable to, Warburg or any of its Affiliates on or after the date hereof.

2. Demand Registrations.

(a) Requests for Registration. Subject to the terms and conditions of this Section 2, beginning on the date that is nine (9) months from the date of this Agreement and from time to time thereafter, the holders of at least a majority of the Warburg Registrable Securities (the “Warburg Majority Holders”) may request registration under the Securities Act of all or any portion of their Registrable Securities on Forms S-3 or F-3, as applicable, or any similar short-form registration (“Short-Form Registrations”), or, if such forms are not available, then on Forms S-1 or F-1, as applicable, or any similar long-form registration (“Long-Form Registrations”); provided that, after the 9 month anniversary and prior to the one year anniversary of the date of this Agreement, Warburg shall sell no more than the number of Registrable Securities that is 20% of the number of Ordinary Shares outstanding on the date hereof pursuant to a Demand Registration (as defined below). All registrations requested pursuant to this Section 2(a) are referred to herein as “Demand Registrations.” Each request for a Demand Registration (a “Demand Request”) shall specify (i) the number of Registrable Securities requested to be registered and (ii) the anticipated method or methods of distribution. Within three (3) business days after receipt of any Demand Request, the Company shall give written notice of such Demand Registration (which shall specify the intended method of distribution of such Registrable Securities) to all other Shareholders (a “Company Notice”) and, subject to the terms of Section 2(d) hereof, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the receipt of the Company Notice. The Warburg Majority Holders shall be entitled to request three (3) Demand Registrations (whether Long-Form Registrations or Short-Form Registrations) and Marketed Underwritten Shelf Offerings in the aggregate; provided, however, that the first Marketed Underwritten Shelf Offering initiated by the Warburg Majority Holders from any Shelf Registration Statement previously requested by the Warburg Majority Holders, shall not be deemed to be, solely for purposes of the limitation in this sentence, a Marketed Underwritten Shelf Offering. Notwithstanding the foregoing, if the Warburg Majority Holders wish to engage in an underwritten block trade off of a Shelf Registration Statement (as defined below) (either through filing an automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement) and either the Convertible Notes have ceased to remain outstanding or the holders of the Convertible Notes no longer have piggyback rights pursuant to the terms thereof, then notwithstanding the foregoing time periods, the Warburg Majority Holders only need to notify the Company of the block trade Demand Request two (2) business days prior to the day such offering is to commence (unless a longer period is agreed to by the Warburg Majority Holders wishing to engage in the underwritten block trade) and the Company shall not be required to notify any other Investors of such Demand Request and such other Investors shall have no right to piggyback on such Demand Request and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such offering (which may close as early as two (2) business days after the date it commences); provided, however, that the Warburg Majority Holders making such request shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request to facilitate preparation of the registration statement, prospectus and other offering documentation related to the underwritten block trade. A registration shall not count as one (1) of the permitted Demand Registrations until it has become effective, and unless the holders of Warburg Registrable Securities (A) are able to register and sell at least 75% of the Warburg Registrable Securities requested to be included in such registration; or (B) register and sell at least 50% of the Warburg Registrable Securities then outstanding in such registration.

(b) Shelf Registrations. Subject to the other applicable provisions of this Agreement, the Company shall, at the request of the Warburg Majority Holders, prepare and file within twenty four (24) months after the date hereof a registration statement covering the sale or distribution from time to time by holders of Registrable Securities, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities on Form F-3 or Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form F-3 or Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the holders of the Warburg Registrable Securities in accordance with any reasonable method of distribution elected by the Warburg Majority Holders) (a “Shelf Registration Statement”) and shall use its best efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable. On and following the date that is the 24-month anniversary of the date hereof, if a Shelf Registration Statement has been requested by the Warburg Majority Holders, the Company shall, subject to the other applicable provisions of this Agreement, use its reasonable best efforts to cause the Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Warburg Registrable Securities. The Company shall, prior to the expiration of any such Shelf Registration Statement, file a new Shelf Registration Statement covering such Warburg Registrable Securities and shall thereafter use its best efforts to cause to be declared effective as promptly as practical, such new Shelf Registration Statement. The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration Statement is effective, if a holder of Warburg Registrable Securities delivers a notice to the Company stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall amend, subject to the other applicable provisions of this Agreement, or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

(c) Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities that are not Warburg Registrable Securities (other than Ordinary Shares held by holders of Convertible Notes for so long as the holders of the Convertible Notes have piggyback rights pursuant to the terms thereof) without the prior written consent of the Warburg Majority Holders included in such Demand Registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range specified in the Demand Request pursuant to Section 2(a) and without adversely affecting the marketability of the offering, then the Company shall include in such Demand Registration (A) first, the number of Warburg Registrable Securities requested to be included in such registration pro rata, if necessary, among the holders of Warburg Registrable Securities based on the number of Warburg Registrable Securities owned by each such Shareholder and (B) second, any other securities of the Company requested to be included in such registration pro rata, if necessary, on the basis of the number of such other securities requested to be included therein by each such Shareholder; provided, that Registrable Securities held by employees of the Company shall be included in such Demand Registration only if, and only to the extent that, the managing underwriters advise the Company in writing that in their opinion such Registrable Securities can be sold therein without adversely affecting the marketability of such offering.

(d) Restrictions on Registrations. The Company shall not be obligated to effect, (i) any Long-Form Registration during the period (A) beginning 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration (other than Registration Statement on Forms S-8, S-4 or F-4, as applicable, or any successor form or form for similar registration purposes), except to the extent that Section 3(b) or 3(c) hereof was applied to limit the Registrable Securities included in such Company-initiated registration in which case the period during which the Company shall not be obligated to effect a Long-Form Registration shall be the period beginning 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 30 days after the effective date of, a Company-initiated registration or (B) of 90 days after the effective date of the previous Long-Form Registration or (ii) any Short-Form Registration during the period (A) beginning 45 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 60 days after the effective date of, a Company-initiated registration (other than Registration Statement on Forms S-8, S-4 or F-4, as applicable, or any successor form or form for similar registration purposes), except to the extent that Section 3(b) or 3(c) hereof was applied to limit the Registrable Securities included in such Company-initiated registration in which case the period during which the Company shall not be obligated to effect a Short-Form Registration shall be the period beginning 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 30 days after the effective date of, a Company-initiated registration or (B) of 60 days after the effective date of the previous Long-Form Registration, in each case unless the Company otherwise agrees in writing.

The Company may postpone for no more than 90 days in each 360-day period the filing or the effectiveness of a Registration Statement for a Demand Registration if the Board (in its reasonable good faith judgment) determines that such Demand Registration might reasonably be expected to (i) materially interfere with a bona fide significant acquisition, corporate reorganization, or other similar transaction involving the Company, in each case that the Company is currently and actively pursuing, disclosure of which would reasonably be expected to be required in such registration statement (but would not be required if such registration statement were not filed or were not effective); or (ii) require premature disclosure of material nonpublic information that would materially and adversely impact the Company and that would not otherwise be required to be disclosed at that time; provided that, in such event, the Warburg Majority Holders requesting such Demand Registration will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration and the Company will pay all Registration Expenses in connection with such requested registration; provided further that the Company shall not register any securities for its own account or that of any other equityholder during such period.

(e) Selection of Underwriters. The Warburg Majority Holders included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided, that such selection shall require the approval of the Company which approval shall not be unreasonably withheld, delayed or conditioned.

(f) Other Registration Rights. Other than the Convertible Notes, the Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company having priority over the Registrable Securities with respect to inclusion of such equity securities in any registration without the prior written consent of the Warburg Majority Holders.

3. Piggyback Registrations.

(a) Right to Piggyback. Without limiting the rights set forth in Section 2, whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration, in which case the Company shall comply with Section 2 above, and other than pursuant to a Registration Statement on Forms S-8, S-4 or F-4, as applicable, or any successor form or form for similar registration purposes) (a “Piggyback Registration”), the Company shall give prompt written notice to all Shareholders of its intention to effect such a registration and, subject to the terms of Sections 3(b) and 3(c) hereof, shall include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the receipt of the Company’s notice.

(b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, and without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder and (iii) third, other securities requested to be included in such registration, in such a manner as the Company may determine; provided, that Registrable Securities held by employees of the Company shall be included in such Piggyback Registration only if, and only to the extent that, the managing underwriters advise the Company in writing that in their opinion such Registrable Securities can be sold therein without adversely affecting the marketability of such offering.

(c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Shareholders initially requesting such registration and offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder and (ii) second, other securities requested to be included in such registration, in such a manner as the Company may determine; provided, that Registrable Securities held by employees of the Company shall be included in such Piggyback Registration only if, and only to the extent that, the managing underwriters advise the Company in writing that in their opinion such Registrable Securities can be sold therein without adversely affecting the marketability of such offering.

(d) Selection of Underwriters. The Company shall select the investment banker(s) and manager(s) for any Piggyback Registration that is an underwritten offering.

(e) Other Registrations. If the Company has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities under the Securities Act (except on Forms S-4 or F-4, as applicable, or Form S-8, or any successor form or form for similar registration purpose or in connection with a Demand Registration), whether on its own behalf or at the request of any holder of such securities, until a period of at least 45 days has elapsed from the effective date of a previous Short-Form Registration or 90 days has elapsed from the effective date of a previous Long-Form Registration; in each such case whether such previous registration was a Demand Registration or a Piggyback Registration, unless the holders of a majority of Warburg Registrable Securities otherwise agree in writing.

(f) Custody Agreement and Power of Attorney. Upon delivering a request under this Section 3, each Shareholder that delivers such request (excluding the holders of Warburg Registrable Securities) will, if requested by the Company, execute and deliver a custody agreement and power of attorney in customary form and substance and otherwise reasonably satisfactory to the Company with respect to such Registrable Securities to be registered pursuant to this Section 3 (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will provide, among other things, that the Shareholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein (who shall be reasonably satisfactory to the Company) a certificate or certificates representing such Registrable Securities (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Shareholder’s behalf with respect to the matters specified therein. Such Shareholder also agrees to execute such other agreements as the Company may reasonably request to further evidence the provisions of this Section 3(f).

4. Holdback Agreements. (a) Each Shareholder agrees that if requested by the managing underwriter or underwriters of an underwritten offering made pursuant to a Registration Statement (including any Shelf Registration Statement), such Shareholder shall not effect any Public Sale or distribution of any of the securities being registered or any securities convertible or exchangeable or exercisable for such securities (except as part of such underwritten offering) during the period beginning seven (7) days prior to the effective date of any such Registration Statement of each underwritten offering made pursuant to such Registration Statement and ending 60 days thereafter (or for such shorter period as to which the managing underwriter or underwriters may agree); provided that the Shareholders shall not be subject to the provisions of this Section 4(a) unless the Company’s directors, officers and other equityholders who own Ordinary Shares representing 1% or more of the Company’s issued and outstanding share capital participating in such offering shall have entered into a lock-up agreement with the managing underwriter(s) containing substantially similar terms and if any such Person shall be subject to a shorter lock-up period, receives more advantageous terms relating to the lock-up period or receives a waiver of its lock-up period from the Company or an underwriter, then the Shareholders shall receive such shorter period, more advantageous terms and the benefit of the waiver.

(b) The Company agrees that if requested by the managing underwriter or underwriters of a Demand Registration the Company shall (A) not effect any Public Sale or distribution of its equity securities or any securities convertible or exchangeable or exercisable for such securities (except as part of any such underwritten offering) during the period beginning seven (7) days prior to the effective date of any such Demand Registration and ending 60 days thereafter (or for such shorter period as to which the managing underwriter or underwriters may agree) and (B) shall execute any agreement reasonably requested by such underwriter or underwriters to reflect such restrictions.

5. Registration Procedures.

Whenever the Shareholders have requested that any Registrable Securities be registered pursuant to this Agreement, including a Shelf Offering, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto, the Company shall as expeditiously as possible:

(a) prepare and file with the SEC a Registration Statement, and all amendments and supplements thereto as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective (provided that before filing a Registration Statement or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Warburg Majority Holders covered by such Registration Statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b) notify each Shareholder of the effectiveness of each Registration Statement filed hereunder and prepare and file with the SEC such amendments and supplements to such Registration Statement used in connection therewith as may be necessary to keep such Registration Statement continuously effective for a period of not less than 180 days (subject to, with respect to a Shelf Registration Statement, Section 2(b) of this Agreement), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement and with respect to any Short-Form Registration, promptly include or incorporate in a prospectus supplement, issuer free writing prospectus or post-effective amendment such information as the managing underwriter or underwriters and the Warburg Majority Holders may reasonably request to have included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of any such prospectus supplement, issuer free writing prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be included or incorporated in such prospectus supplement, issuer free writing prospectus or post-effective amendment;

(c) use its reasonable best efforts to make senior management of the Company and its Subsidiaries available to conduct management presentations and other marketing efforts relating to such sale of Registrable Securities, including, but not limited to, roadshow presentations;

(d) furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any selling holder or the managing underwriter may request and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(f) promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, and file or furnish to all sellers a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on such other market designated by the Warburg Majority Holders;

(h) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(i) enter into such customary agreements (including underwriting agreements and indemnification agreements in customary form) and take all such other actions as the Warburg Majority Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(j) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the

Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(k) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(l) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such Registration Statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to obtain the withdrawal of such order;

(m) obtain a comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the Warburg Majority Holders reasonably request; and

(n) provide a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto, and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

6. Registration Expenses; Selling Expenses.

The Company will bear all Registration Expenses whether or not the Demand Registration or Piggyback Registration pursuant to which such Registration Expenses are incurred have become effective; provided, however, that in a Piggyback Registration, the Company shall not be required to reimburse the Shareholders included in such registration for the fees and disbursements of the Investor Counsel; and provided, further, that with respect to any Demand Registration that is subsequently withdrawn at the request of the Warburg Majority Holders (but not if postponed or not effected pursuant to Section 2(d)), all Shareholders participating in the registration shall reimburse the Company up to $50,000 per registration or offering, as applicable, pro rata on the basis of the number of Ordinary Shares requested to be included therein by each such Shareholder for all reasonable, documented, out of pocket expenses incurred in connection with such Demand Registration. All Selling Expenses relating to Registrable Securities registered on behalf of the Shareholders shall be borne by the Shareholders pro rata relative to their Registrable Securities included in such registration.

7. Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Shareholder, its officers, directors, agents and employees and each Person who controls such Shareholder (within the meaning of the Securities Act), the officers, directors, agents and employees of each such controlling Person (each, an “Indemnified Party”) against all losses, claims, actions, damages, liabilities, expenses, actions or proceedings (whether commenced or threatened), reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and reasonable expenses (including reasonable expenses of investigation) (collectively, “Losses”), resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and to pay to the applicable Indemnified Party any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such Loss, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Shareholder expressly for use therein or by such Shareholder’s failure to deliver a copy of the Registration Statement or any amendments or supplements thereto (if the same was required by applicable law to be delivered) after the Company has furnished such Shareholder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties.

(b) In connection with any Registration Statement in which a Shareholder is participating, each such Shareholder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement and, to the extent permitted by law, shall indemnify the Company, its directors, officers and employees, and each Person who controls the Company (within the meaning of the Securities Act) against any Losses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Shareholder; provided that the obligation to indemnify shall be individual, not joint and several, for each Shareholder and shall be limited to the net amount of proceeds received by such Shareholder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Indemnified Party shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Indemnified Party’s right to indemnification hereunder to the extent such failure has not actually prejudiced the indemnifying party) and (ii) unless in such Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and such indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the Indemnified Party without its prior written consent, such consent not to be unreasonably withheld; provided, however, that withholding consent to a settlement (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff a complete release of the Indemnified Party from all liability in respect of such claim or litigation or (ii) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against the indemnifying party shall not be considered unreasonable. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other of such Indemnified Parties with respect to such claim.

(d) The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by an Indemnified Party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

8. Participation in Underwritten Registrations.

No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no Shareholder shall be required to sell more than the number of Registrable Securities such Shareholder has requested to include in such underwritten registration) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no Shareholder included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such Shareholder and such Shareholder’s intended method of distribution and regarding such Shareholders title to the Registrable Securities being offered and sold) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 7 hereof.

9. Rule 144 Reporting.

With a view to making available to the Shareholders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use, at its own expense, its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the date of this Agreement;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act; and

(c) for so long as any party hereto owns any Registrable Securities, furnish to such Person forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

10. Termination. The rights of any particular Shareholder to cause the Company to register securities under Section 2 shall terminate with respect to such Shareholder upon the date upon which such Shareholder no longer holds any Registrable Securities.

11. Miscellaneous.

(a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or violates the rights granted to the Shareholders in this Agreement.

(b) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived in a writing executed and delivered by the Company and the Warburg Majority Holders; provided, that any such amendment or waiver that materially and adversely affects any Investor in a manner that does not similarly affect all similarly situated Investors cannot be effected without the consent of such Investor. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(d) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Shareholders are also for the benefit of, and enforceable by, any subsequent Shareholder to whom such rights are assigned by the transferring Shareholder and who signs a joinder to this Agreement. The rights and obligations of Warburg pursuant to this Agreement may be assigned to third parties provided however that (i) any such assignee acquires no less than 10% of the then outstanding equity securities of the Company, (ii) the number of Demand Registrations to which the Investors are entitled hereunder shall not be increased as a result of such assignment (i.e. a Demand Registration by any assignee shall count as one of Investor’s three Demand Registrations per Section 2(a) above), and (iii) without the prior written consent of the Company, such rights and obligations may not be assigned to any Person that is or would reasonably be viewed as a competitor of the Company (it being understood that, following any such permitted assignment pursuant to this Section 11(d), the assignee shall promptly deliver to the Company a joinder in substantially the form attached hereto as Exhibit A duly executed by such assignee and all references to Warburg Majority Holders and Warburg Registrable Securities shall include any such assignee and such assignee’s Registrable Securities).

(e) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(g) Headings. The headings of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Governing Law; Jurisdiction. This Agreement and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by and construed under the laws of the State of Israel applicable to contracts made and to be performed entirely within the State of Israel. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts located in Tel Aviv, Israel for the adjudication of any dispute, claim, controversy or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby, whether sounding in contract, tort or statute, and hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

12. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will only be deemed to have been given when delivered personally, sent via a nationally recognized overnight courier, or sent via email (in the case of email, if sent during the recipient’s normal business hours, such notice will be considered to have been received on the day sent and if not sent during the recipients business hours, such notice will be considered to have been received on the next business day) to the recipient. Such notices, demands and other communications will be sent to each

Shareholder at the addresses indicated on Schedule A attached hereto and to the Company at the address indicated below:

To the Company:

Cyren Ltd.

1 Sapir Road

5th Floor, Beit Ampa

P.O. Box 4014

Herzliya 46140, Israel

Attention:	General Counsel
Email:	legal@cyren.com

With a copy (which shall not constitute notice to the Company) to:

Greenberg Traurig, P.A.

One Azrieli Center, Round Tower, 30th floor

132 Menachem Begin | Tel Aviv, Israel, 67021

Attention:	Joey T. Shabot and Ephraim Schmeidler
Email:	shabotj@gtlaw.com
schmeidlere@gtlaw.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

13. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

14. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

15. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

16. Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which commercial banks in the State of New York or Tel Aviv, Israel are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

17. Further Assurances. Each party to this Agreement will execute and deliver such further instruments and take such additional actions, as any other party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

WP XII INVESTMENTS BV

By: /s/	G.F.X.M Nieuwenhuizen

Name: G.F.X.M Nieuwenhuizen
Title: Managing Director A

CYREN LTD

By: /s/	Lior Samuelson

Name: Mr. Lior Samuelson
Title: Chief Executive Officer

SCHEDULE A

(as of November 6, 2017)

Names and Addresses	with copies (which shall not constitute notice) to:
Warburg

WP XII Investments B.V. Atrium Strawinskylaan 3051 1077 ZX Amsterdam The Netherlands Attention: Guido Nieuwenhuizen Email: guido.nieuwenhuizen@warburgpincus.com	Warburg Pincus LLC 450 Lexington Avenue New York, New York 10017 Attention: Cary Davis; Brian Chang Email: cary.davis@warburgpincus.com; brian.chang@warburgpincus.com

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: Dvir Oren; Ross M. Leff Email: dvir.oren@kirkland.com; ross.leff@kirkland.com

EXHIBIT A

FORM OF JOINDER TO

REGISTRATION RIGHTS AGREEMENT

THIS JOINDER (this “Joinder”) to the Registration Rights Agreement (the “Agreement”) dated as of November 6, 2017 by and among CYREN LTD., an Israeli corporation (the “Company”), WP XII INVESTMENTS B.V., a private limited liability company organized under the laws of the Netherlands and the other parties thereto from time to time, is made and entered into as of                      by and between the Company and                      (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired              Ordinary Shares from                     .

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby (i) acknowledges that Holder has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, Holder shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto as an Investor.

2. Successors and Assigns. Except as otherwise provided in the Agreement, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and Holder.

3. Notices. For purposes of Section 12 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Attention]

[Email]

4. Counterparts. This Joinder may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5. Governing Law. This Joinder and all claims, controversies and causes of action arising out of or relating to this Joinder, whether sounding in contract, tort, or statute, shall be governed by and construed under the laws of the State of Israel applicable to contracts made and to be performed entirely within the State of Israel.

6. Headings. The headings of this Joinder are used for convenience only and are not to be considered in construing or interpreting this Joinder.

A-1

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Registration Rights Agreement as of the date set forth in the introductory paragraph hereof.

CYREN LTD.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

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